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                                                            Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)
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
                                     Three Months Ended June 30,   Six Months Ended June 30,
                                         2002          2001             2002       2001
 Earnings:
Loss before income taxes               $(720)         $ (793)         $(1,583)    $(850)

 Add: Total fixed charges (per below)    435             423              875       754

 Less:  Interest capitalized              22              38               44        79
    Total loss                         $(307)         $ (408)         $  (752)    $(175)

 Fixed charges:
 Interest, including interest
  capitalized                          $ 156          $  126          $   316     $ 240


Portion of rental expense
 representative of the interest factor   270             290              542       502


Amortization of debt expense               9               7               17        12
    Total fixed charges                $ 435          $  423           $  875     $ 754

 Coverage deficiency                   $ 742          $  831           $1,627     $ 929
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